Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Markel Corporation:

We consent to the incorporation by reference in the registration statements No. 333-107661, No. 333-143392, No. 333-143393, No. 333-170047, No. 333-178051, No. 333-181419, and No. 333-188294 on Form S-8, No. 333-178556 on Form S-3 and No. 333-185715 on Form S-4 of Markel Corporation of our reports dated February 28, 2014 with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Markel Corporation.

Our report on the December 31, 2013 consolidated financial statements refers to a change in the deferral of insurance policy acquisition costs incurred on new and renewal insurance contracts on a prospective basis on January 1, 2012.

/s/ KPMG LLP

Richmond, Virginia
February 28, 2014